AMENDED AND RESTATED PORTFOLIO MANAGEMENT AGREEMENT

For The Institutional International Equity Portfolio

AGREEMENT made this 15th day of December, 2020, between Pacific Investment Management Company LLC, a limited liability company organized under the laws of Delaware (“Portfolio Manager”), and HC Capital Trust, a Delaware Statutory Trust (“Trust”).

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”) which offers several series of shares of beneficial interests (“shares”) representing interests in separate investment portfolios; and

WHEREAS, the Trust desires to retain the Portfolio Manager to provide a continuous program of investment management to that portion of the assets of The Institutional International Equity Portfolio of the Trust (“Portfolio”) that may, from time to time be allocated to it by, or under the supervision of, the Trust’s Board of Trustees, and Portfolio Manager is willing, in accordance with the terms and conditions hereof, to provide such services to the Portfolio;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

1.      Appointment of Portfolio Manager. The Trust hereby retains Portfolio Manager to provide the investment services set forth herein and Portfolio Manager agrees to accept such appointment. In carrying out its responsibilities under this Agreement, the Portfolio Manager shall at all times act in accordance with the investment objectives, policies and restrictions applicable to the Portfolio as set forth in the then current Registration Statement of the Trust delivered by the Trust to the Portfolio Manager, applicable provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act and other applicable federal securities laws.

2.      Duties of Portfolio Manager. (a) Portfolio Manager shall provide a continuous program of investment management for that portion of the assets of the Portfolio that may, from time to time be allocated to it by, or under the supervision of, the Trust’s Board of Trustees, as indicated in writing by an authorized officer of the Trust (the “Account”). It is understood that the Account may consist of all, a portion of or none of the assets of the Portfolio, and that the Board of Trustees and/or HC Capital Solutions, the Trust’s investment adviser, has the right to allocate and reallocate such assets to the Account at any time, and from time to time, upon such notice to the Portfolio Manager as may be reasonably necessary, in the view of the Trust, to ensure orderly management of the Account or the Portfolio. The Portfolio Manager’s responsibility for providing portfolio management services to the Portfolio shall be limited to the Account.

(b) Subject to the general supervision of the Trust’s Board of Trustees, Portfolio Manager shall have sole investment discretion with respect to the Account, including investment research, selection of the securities to be purchased and sold and the portion of the Account, if any, that shall be held uninvested, and the selection of brokers and dealers through which securities transactions in the Account shall be executed. The Portfolio Manager shall not consult with any other portfolio manager of the Portfolio concerning transactions for the Portfolio in securities or other assets. Specifically, and without limiting the generality of the foregoing, Portfolio Manager agrees that it will:

(i) advise the Portfolio’s designated custodian bank and administrator or accounting agent on each business day of each purchase and sale, as the case may be, made on behalf of the Account, specifying the name and quantity of the security purchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, the identity of the effecting broker or dealer and/or such other information, and in such manner, as may from time to time be reasonably requested by the Trust;

(ii) maintain all applicable books and records with respect to the securities transactions of the Account. Specifically, Portfolio Manager agrees to maintain with respect to the Account those records required to be maintained under Rule 31a-1(b)(1), (b)(5) and (b)(6) under the Investment Company Act with respect to transactions in the Account including, without limitation, records which reflect securities purchased or sold in the Account, showing for each such transaction, the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, and the identity of the effecting broker or dealer. Portfolio Manager will preserve such records in the manner and for the periods prescribed by Rule 31a-2 under the Investment Company Act. Portfolio Manager acknowledges and agrees that all records it maintains for the Trust are the property of the Trust, and Portfolio Manager will surrender promptly to the Trust any such records upon the Trust’s request. The Trust agrees, however, that Portfolio Manager may retain copies of those records that are required to be maintained by Portfolio Manager under federal or state regulations to which it may be subject or are reasonably necessary for purposes of conducting its business;

(iii) provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, the Trust’s daily computation of the Portfolio’s net asset value and net income, preparation of proxy statements or amendments to the Trust’s registration statement and monitoring investments made in the Account to ensure compliance with the various limitations on investments applicable to the Portfolio and to ensure that the Portfolio will continue to qualify for the special tax treatment accorded to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). Notwithstanding the foregoing, the Trust acknowledges and agrees that the Portfolio Manager is not a pricing vendor, the Portfolio Manager agrees to provide pricing information solely as an accommodation for the Portfolio and the Portfolio Manager shall not be liable for any damages or losses resulting from pricing information provided by the Portfolio Manager or for not having provided prices in a timely manner; and

(iv) render regular reports to the Trust concerning the performance of Portfolio Manager of its responsibilities under this Agreement. In particular, Portfolio Manager agrees that certain specified account management personnel will, at the reasonable request of the Board of Trustees, attend meetings of the Board or its validly constituted committees and will, in addition, make its officers and employees available to meet with the officers and employees of the Trust at least quarterly and at other times upon reasonable notice, to review the investments and investment program of the Account.

(v) Portfolio Manager may delegate trade execution and other support functions (but not portfolio management) to its affiliates which are either controlled by or under common control with the Portfolio Manager including PIMCO Asia Limited, PIMCO Australia Pty Ltd, PIMCO Asia Pte Ltd., PIMCO Deutschland GmbH, PIMCO Japan Ltd., and PIMCO Europe Ltd. Information may be shared between such companies as necessary to accomplish the purposes of this agreement. Additionally, Portfolio Manager will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC. In all cases, Portfolio Manager shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

(vi) The Portfolio Manager is authorized on behalf of the Portfolio to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

(vii) The Portfolio Manager shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Account, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any derivatives contracts, and other property purchased or sold in the Account, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Account with respect to any investments made. The Portfolio Manager shall not have the authority to cause the Trust to deliver securities and other property, or pay cash to the Portfolio Manager.

(viii) The investment authority granted to the Portfolio Manager shall include the sole authority to exercise whatever powers the Trust may possess with respect to any of its assets held in the Account, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, and to delegate such authority or employ agents to exercise such authority. The Portfolio Manager will use commercially reasonable efforts to elect on corporate actions within the time frame prescribed by the custodian or other agent of the Account. The Portfolio Manager (including any delegates and/or agents) will not file class action claim forms or otherwise exercise any rights the Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Account, unless the Portfolio Manager and the Trust mutually agree in writing that the Portfolio Manager takes any such actions.

(ix) The Portfolio Manager is authorized to effect cross transactions between the Account and other accounts managed by the Portfolio Manager and its affiliates.

(x) The Portfolio Manager shall not engage in securities lending transactions on behalf of the Account. If the custodian enters into securities lending transactions on behalf of the Account, the Trust or the custodian shall be responsible for ensuring that the securities or other assets in the Account are available for sale at all times. The Portfolio Manager shall not be liable for any loss resulting from the sale by the Portfolio Manager of a security that is not available in the Account for settlement as a result of such securities lending transactions.

(xi) On occasions when the Portfolio Manager deems the purchase or sale of a security or other instrument to be in the best interest of the Account as well as other of its clients, the Portfolio Manager is hereby authorized, to the extent permitted by applicable law, to aggregate the securities and instruments to be so purchased or sold in order to obtain best execution and to elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. The Portfolio Manager may also on occasion purchase or sell a particular security or instrument for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law, allocation of the securities or instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Manager in the manner it considers to be equitable and consistent with its fiduciary obligations to the Account and to such other customers.

(xii) To the extent that the Trust requests the Portfolio Manager’s assistance with compliance with the Trust’s obligations under Rule 22e-4 under the Investment Company Act, the Trust hereby consents to the Portfolio Manager’s sharing of Account holdings data and other information with State Street Bank and Trust Company or any other third party vendor that the Portfolio Manager may engage for this purpose.

(c) Title to all investments shall be held in the name of the Trust, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Account’s custodian bank, or its nominee, which bank shall be selected by the Trust. All cash and the indicia of ownership of all other investments shall be held by the Account’s custodian bank. The Portfolio Manager shall not be liable for any act or omission of such custodian bank.

(d) Notwithstanding any other provision to the contrary, the Portfolio Manager shall have no obligation to perform the following services: (a) those beyond traditional subadvisory services, including shareholder services or support functions, such as responding to shareholders’ questions about the Portfolio or its investments or strategies, or preparing and filing materials for distribution to the Portfolio’s shareholders, including statistical information about the Portfolio and materials regarding the Portfolio’s performance or investments; (b) provision of legal, accounting or tax advice with respect to the Portfolio or its investments by the Portfolio Manager’s in-house legal, accounting or tax departments; (c) providing employees of the Portfolio Manager to serve as officers of the Portfolio; or (d) providing the Portfolio’s Chief Compliance Officer and associated staff or overseeing the Portfolio’s compliance program adopted pursuant to Rule 38a-1 under the Investment Company Act, except to the extent that such oversight responsibilities are required to be performed by the Portfolio Manager under its compliance program adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 as amended (“Investment Advisers Act”).

3.      Portfolio Transaction and Brokerage. In placing orders for portfolio securities with brokers and dealers, Portfolio Manager shall use its best efforts to obtain best execution on behalf of the Account. Portfolio Manager may, in its discretion, direct orders to brokers that provide to Portfolio Manager research, analysis, advice and similar services, and Portfolio Manager may cause the Account to pay to those brokers a higher commission than may be charged by other brokers for similar transactions, provided that Portfolio Manager determines in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Portfolio Manager to the Account and any other accounts with respect to which Portfolio Manager exercises investment discretion, and provided further that the extent and continuation of any such practice is subject to review by the Trust’s Board of Trustees. Portfolio Manager shall not execute any portfolio transactions for the Trust with a broker or dealer which is an “affiliated person” of the Trust or Portfolio Manager, including any other investment advisory organization that may, from time to time act as a portfolio manager for the Portfolio or any of the Trust’s other Portfolios, except as permitted under the Investment Company Act and rules promulgated thereunder. The Trust shall provide a list of such affiliated brokers and dealers to Portfolio Manager and will promptly advise Portfolio Manager of any changes in such list. Portfolio Manager shall not be deemed to have breached this section if the list currently in the possession of the Portfolio Manager prior to the purchase in question did not name such broker or dealer as an affiliate. The Portfolio Manager shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Trust or chosen by the Portfolio Manager with reasonable care.

4.      Expenses and Compensation. Except for expenses specifically assumed or agreed to be paid by the Portfolio Manager under this Agreement, the Portfolio Manager shall not be liable for any expenses of the Portfolio or the Trust, including, without limitation: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of securities or other investment instruments with respect to the Portfolio; and (iii) custodian fees and expenses. For its services under this Agreement, Portfolio Manager shall be entitled to receive a fee as set forth in Schedule A hereto.

5.      Limitation of Liability and Indemnification. (a) Portfolio Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption or sale of any security or other investment by the Trust on behalf of the Portfolio, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Portfolio Manager in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b) Notwithstanding the foregoing, Portfolio Manager expressly agrees that the Trust may rely upon: (i) the Portfolio Manager’s current Form ADV; and (ii) information provided, in writing, by Portfolio Manager to the Trust in accordance with Section 9 of this Agreement or otherwise to the extent such information was provided by Portfolio Manager for the purpose of inclusion in SEC Filings, as hereinafter defined provided that a copy of each SEC Filing is provided to Portfolio Manager: (i) at least 10 business days prior to the date on which it will become effective, in the case of a registration statement; (ii) at least 10 business days prior to the date upon which it is filed with the SEC in the case of the Trust’s semi-annual-report on Form N-SAR or any shareholder report or proxy statement; or (iii) at least 10 business days prior to first use, in the case of any other SEC Filing. For purposes of this Section 5, “SEC Filings” means the Trust’s registration statement and amendments thereto and any periodic reports relating to the Trust and its Portfolios that are required by law to be furnished to shareholders of the Trust and/or filed with the Securities and Exchange Commission.

(c) Portfolio Manager agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and control persons from any claims, liabilities and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent that such Losses arise out of any untrue statement of a material fact contained in an SEC Filing or the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading, if such statement or omission was made in reliance upon the Portfolio Manager’s current Form ADV or written information furnished by the Portfolio Manager for the purpose of inclusion in such SEC Filings or other appropriate SEC Filings; provided that a copy of each SEC Filing was provided to Portfolio Manager: (i) at least 10 business days prior to the date on which it will become effective, in the case of a registration statement; (ii) at least 10 business days prior to the date upon which it is filed with the SEC in the case of the Trust’s semi-annual-report on Form N-SAR or any shareholder report or proxy statement; or (iii) at least 10 business days prior to first use, in the case of any other SEC Filing.

(d) In the event that a legal proceeding is commenced against the Trust on the basis of claims for which the Portfolio Manager would, if such claims were to prevail, be required to indemnify the Trust pursuant to Section 5(c) above, Portfolio Manager will, at its expense, provide such assistance as the Trust may reasonably request in preparing the defense of the such claims (including by way of example making Portfolio Manager’s personnel available for interview by counsel for the Trust, but specifically not including retention or payment of counsel to defend such claims on behalf of the Trust); provided that the Portfolio Manager will not be required to pay any Losses of the Trust except to the extent it may be required to do so under Section 5(c) above.

(e) The indemnification obligations set forth in Section 5 (c) shall not apply unless: (i) the statement or omission in question accurately reflects information provided to the Trust in writing by the Portfolio Manager; (ii) the statement or omission in question was made in an SEC Filing in reliance upon written information provided to the Trust by the Portfolio Manager specifically for use in such SEC Filing; (iii) the Portfolio Manager was afforded the opportunity to review the statement (or the omission was specifically identified to it) in connection with the 10 business day review requirement set forth in Section 5(b) above; and (iv) upon receipt by the Trust of any notice of the commencement of any action or the assertion of any claim to which the indemnification obligations set forth in Section 5(c) may apply, the Trust notifies the Portfolio Manager, within 30 days and in writing, of such receipt and provides to Portfolio Manager the opportunity to participate in the defense and/or settlement of any such action or claim. Further, Portfolio Manager will not be required to indemnify any person under this Section 5 to the extent that Portfolio Manager relied upon statements or information furnished to the Portfolio Manager, in writing, by any officer, employee or Trustee of the Trust, or by the Trust’s custodian, administrator or accounting agent or any other agent of the Trust, in preparing written information provided to the Trust and upon which the Trust relied in preparing the SEC Filing(s) in question.

(f) The Portfolio Manager shall not be liable for: (i) any acts of any other portfolio manager to the Portfolio or the Trust with respect to the portion of the assets of the Portfolio or the Trust not managed by the Portfolio Manager; and (ii) acts of the Portfolio Manager which result from acts of the Trust, including, but not limited to, a failure of the Trust to provide accurate and current information with respect to the investment objectives, policies, or restrictions applicable to the Portfolio, actions of the Trustees, or any records maintained by Trust or any other portfolio manager to the Portfolio. The Trust agrees that, to the extent the Portfolio Manager complies with the investment objectives, policies, and restrictions applicable to the Account as provided to the Portfolio Manager by the Trust, and with laws, rules, and regulations applicable to the Portfolio (including, without limitation, any requirements relating to the qualification of the Portfolio as a regulated investment company under Subchapter M of the Code) in the management of the assets of the Portfolio specifically committed to management by the Portfolio Manager, without regard to any other assets or investments of the Portfolio, Portfolio Manager will be conclusively presumed for all purposes to have met its obligations under this Agreement to act in accordance with the investment objectives, polices, and restrictions applicable to the Portfolio and with laws, rules, and regulations applicable to the Portfolio, it being the intention that for this purpose the assets committed to management by the Portfolio Manager shall be considered a separate and discrete investment portfolio from any other assets of the Portfolio; without limiting the generality of the foregoing, the Portfolio Manager will have no obligation to inquire into, or to take into account, any other investments of the Portfolio in making investment decisions under this Agreement. In no event shall the Portfolio Manager or any officer, director, employee, member, or agent or the Portfolio Manager have any liability arising from the conduct of the Trust and any other portfolio manager with respect to the portion of the Portfolio’s assets not allocated to the Portfolio Manager.

(g) The Portfolio Manager is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Trust by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in Schedule B attached hereto. The Trust shall provide a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust. The Trust may amend such Schedule B from time to time by written notice to the Portfolio Manager. The Portfolio Manager shall continue to rely upon these instructions until notified by the Advisor to the contrary.

(h) The Portfolio Manager shall not be deemed to have breached this Agreement in connection with fluctuations arising from market movements and other events outside the control of the Portfolio Manager.

(i) The Trust shall indemnify and hold harmless the Portfolio Manager and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Trust or its agents in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Trust or its agents in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard by the Trust or its affiliates or agents in fulfilling the Trust’s obligations under this Agreement.

6.      Permissible Interest. Subject to and in accordance with the Trust’s Declaration of Trust and Bylaws and corresponding governing documents of Portfolio Manager, Trustees, officers, agents and shareholders of the Trust may have an interest in the Portfolio Manager as officers, directors, agents and/or shareholders or otherwise. Portfolio Manager may have similar interests in the Trust. The effect of any such interrelationships shall be governed by said governing documents and the provisions of the Investment Company Act.

7.      Duration, Termination and Amendments. This Agreement shall become effective as of the date first written above and shall continue in effect thereafter for two years. This Agreement shall continue in effect from year to year thereafter for so long as its continuance is specifically approved, at least annually, by: (i) a majority of the Board of Trustees or the vote of the holders of a majority of the Portfolio’s outstanding voting securities; and (ii) the affirmative vote, cast at a meeting called for the purpose of voting on such continuance, of a majority of those members of the Board of Trustees (“Independent Trustees”) who are not “interested persons” of the Trust or any investment adviser to the Trust.

This Agreement may be terminated by the Trust or by Portfolio Manager at any time and without penalty upon sixty days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Trustees and/or the holders of the Trust’s or the Portfolio’s outstanding shareholders, such approval must be obtained before any such amendment may become effective. This Agreement shall terminate upon its assignment. For purposes of this Agreement, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the meanings set forth in the Investment Company Act.

8.      Confidentiality; Use of Name. Portfolio Manager and the Trust acknowledge and agree that during the term of this Agreement the parties may have access to certain information that is proprietary to the Trust or Portfolio Manager, respectively (or to their affiliates and/or service providers). The parties agree that their respective officers and employees shall treat all such proprietary information as confidential and will not use or disclose information contained in, or derived from such material for any purpose other than in connection with the carrying out of their responsibilities under this Agreement and the management of the Trust’s assets, provided, however, that this shall not apply in the case of: (i) information that is or becomes publicly known or available through no act or failure to act of the receiving party under this Agreement; (ii) information that was lawfully obtained by the receiving party from a third party without any obligation known to the recipient to maintain the information as proprietary or confidential; (iii) information that was independently developed by the recipient without any use of or reference to such proprietary information; and (iv) disclosures required by law or requested by any regulatory authority that may have jurisdiction over Portfolio Manager or the Trust, as the case may be, in which case such party shall request such confidential treatment of such information as may be reasonably available. In addition, each party shall use its reasonable efforts to ensure that its agents or affiliates who may gain access to such proprietary information shall be made aware of the proprietary nature and shall likewise treat such materials as confidential.

Unless and until instructed in writing to the contrary by the Portfolio Manager, the Trust agrees to hold the information provided by the Portfolio Manager with respect to the Account, including purchases, sales, holdings, or other information provided by the Portfolio Manager with respect to the Account, (“Portfolio Confidential Information”) in strict confidence and to take commercially reasonable precautions to protect such Confidential Information including, but not limited to all precautions the Trust employs with respect to its own confidential materials, but in no event less than commercially reasonable care.

The Trust shall, and it shall direct its employees, officers, and agents (collectively, “Representatives” to, handle, use, treat and utilize such Portfolio Confidential Information only as follows: (i) use such Portfolio Confidential Information only for the Trust’s purposes; (ii) reproduce such Portfolio Confidential Information only to the extent reasonably necessary for such purpose; (iii) restrict disclosure of such Portfolio Confidential Information to its Representatives with a need to know that are directed to comply with the terms of the Agreement; (iv) use such Portfolio Confidential Information only for the purpose for which it was disclosed and not use or exploit such Portfolio Confidential Information for its own benefit or the benefit of another without the prior written consent of the Portfolio Manager; (v) not disclose such Portfolio Confidential Information or any information derived therefrom to any third party other than its Representatives and as required by law, regulation and legal process, without prior written approval of the Portfolio Manager. The Trust shall be responsible for any breach of the Agreement by its Representatives.

The Trust shall promptly advise the Manager in the event that it becomes aware of the unauthorized disclosure or use of any Portfolio Confidential Information in contravention of the Agreement.

In the event that the Trust receives notice from any person that it may become legally required or compelled to disclose any of the Portfolio Confidential Information, the Trust will promptly supply the Portfolio Manager with written notice thereof (if legally permitted and practicable) and the Portfolio Manager shall have the opportunity to seek a protective order or other arrangement to prevent the disclosure of the Portfolio Confidential Information. The Trust may make disclosures of Portfolio Confidential Information as required by law or court order provided the Trust uses commercially reasonable efforts to limit disclosure and to seek confidential treatment or a protective order and allows the Portfolio Manager to participate in the proceeding.

Subject to the investment objectives, policies and restrictions applicable to the Account, the Portfolio Manager and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

The Trust acknowledges and agrees that due to the unique nature of Portfolio Confidential Information, the loss by the Portfolio Manager that may be suffered as a result of the breach, or threatened breach, of the covenants and agreements contained herein by the Trust might be immediate, irreparable and might not be adequately remedied by a judgment awarding monetary damages, and that in addition to any recovery of damages at law, the Portfolio Manager shall be entitled to seek (at its own expense) injunctive and, if appropriate, other equitable relief in that regard.

It is acknowledged and agreed that the names “Hirtle Callaghan,” “Hirtle Callaghan Chief Investment Officers” (which is a registered trademark of Hirtle Callaghan & Co., LLC (“HCCI”)), “HC Capital” and any derivative of either, as well as any logo that is now or shall later become associated with either name (“Marks”) are valuable property of HCCI and that the use of the Marks, or any one of them, by the Trust or its agents is subject to the license granted to the Trust by HCCI. Portfolio Manager agrees that it will not use any Mark without the prior written consent of the Trust. Portfolio Manager consents to use of its name, performance data, biographical data and other pertinent data, and the Pacific Investment Management Company LLC Marks (as defined below), by the Trust for use in marketing and sales literature, provided that any such marketing and sales literature shall not be used by the Trust without the prior written consent of Portfolio Manager, which consent shall not be unreasonably withheld. The Trust shall have full responsibility for the compliance by any such marketing and sales literature with all applicable laws, rules, and regulations, and Portfolio Manager will have no responsibility or liability therefor. The Trust shall also have sole responsibility for the accuracy and completeness of the Registration Statement, except for information regarding the Portfolio Manager that has been specifically approved by the Portfolio Manager for inclusion therein, or other information regarding the Portfolio provided by the Portfolio Manager for inclusion therein. For purposes of this Section 8, performance data shall mean data regarding the performance achieved by the Portfolio Manager in managing the Account and information that is available through third party organizations engaged in the business of gathering and evaluating performance and other data relating to the investment management industry.

It is acknowledged and agreed that the names “Pacific Investment Management Company LLC” and “PIMCO” and any portion or derivative thereof, as well as any logo that is now or shall later become associated with the names (“PIMCO Marks”), are valuable property of the Portfolio Manager and that the use of the PIMCO Marks by the Trust or its agents is permitted only so long as this Agreement is in place.

The provisions of this Section 8 shall survive termination of this Agreement.

9.      Representation, Warranties and Agreements.

Portfolio Manager represents and warrants that:

(a) It is registered as an investment adviser under the Investment Advisers Act, it will maintain such registration in full force and effect and will promptly report to the Trust the commencement of any formal proceeding that could render the Portfolio Manager ineligible to serve as an investment adviser to a registered investment company under Section 9 of the Investment Company Act.

(b) Portfolio Manager understands that the Trust is subject to various regulations under the Investment Company Act which require that the Board review and approve various procedures adopted by portfolio managers and may also require disclosure regarding the Board’s consideration of these matters in various documents required to be filed with the SEC. Portfolio Manager represents that it will, upon reasonable request of the Trust, provide to the Trust information regarding all such matters including, but not limited to, codes of ethics required by Rule 17j-1 under the Investment Company Act and compliance procedures required by Rule 206(4)-7 under the Investment Advisers Act, as well as certifications that, as contemplated under Rule 38a-1 under the Investment Company Act, Portfolio Manager has implemented a compliance program that is reasonably designed to prevent violations of the federal securities laws by the Portfolio with respect to those services provided to the Account pursuant to this Agreement. Portfolio Manager acknowledges that the Trust may, in response to regulations or recommendations issued by the SEC or other regulatory agencies, from time to time, request additional information regarding the policies of Portfolio Manager with regard to personal trading of its directors, partners, officers and employees. Portfolio Manager agrees that it will make reasonable efforts to respond to the Trust’s reasonable requests in this area.

(c) Upon request of the Trust, Portfolio Manager shall promptly supply the Trust with any non-confidential information concerning Portfolio Manager and its members, employees and affiliates that the Trust may reasonably require in connection with the preparation of its registration statements, proxy materials, reports and other documents required, under applicable state or Federal laws, to be filed with state or Federal agencies and/or provided to shareholders of the Trust.

The Trust represents and warrants that:

(a) The Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Trust will promptly notify the Portfolio Manager if the Portfolio ceases to be a QIB.

(b) The Account’s assets are free from all liens and charges, and the Trust undertakes that no liens or charges will arise from the acts or omissions of the Trust which may prevent the Portfolio Manager from giving a first priority lien or charge on the assets solely in connection with the Portfolio Manager’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Portfolio with respect to any investments made for the Account.

(c) The Trust is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Trust will promptly notify the Portfolio Manager if the Trust ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7;

(d) The Trust has all necessary power and authority to execute, deliver and perform the Agreement and all transactions contemplated hereby and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document (e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon the Trust.

(e) The Trust has established “know your customer” policies and procedures that comply with all applicable regulations and which are reasonably designed to detect and prevent each client from using the Portfolio Manager’s services for illegal purposes, including to launder money or finance terrorist activities. To the best of the Trust’s knowledge, the Account does not contain funds derived from unlawful activity and/or violates U.S. anti-money laundering laws.

(f) None of the beneficial owners of the assets in the Account are a “government entity” within the meaning of Rule 206(4)-5 under the Investment Advisers Act and the Trust will promptly notify the Portfolio Manager if any government entity assets are contributed to the Account.

10.      Status of Portfolio Manager. The Trust and Portfolio Manager acknowledge and agree that the relationship between Portfolio Manager and the Trust is that of an independent contractor and under no circumstances shall any employee of Portfolio Manager be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of Portfolio Manager or its affiliates to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain Portfolio Manager to provide investment management services and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.

11.      Counterparts and Notice. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by electronic mail, by hand or via overnight delivery service as follows:

If to the Trust:

Ms. Colette Bergman

Vice President & Treasurer

HC Capital Trust

Five Tower Bridge, 300 Barr Harbor Drive, 5th Floor

West Conshohocken, PA 19428

E-mail: cbergman@hirtlecallaghan.com

If to Portfolio Manager:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Fax: 949-720-1376

Attention: General Counsel

E-mail: IMAnotices@pimco.com

cc: Caleb Pitters, Account Manager

E-mail: caleb.pitters@pimco.com

cc: Dan Kaminski, Account Manager

E-mail: dan.kaminski@pimco.com

The Trust consents to the delivery of Account statements, reports and other communications (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Trust, in lieu of sending such Account Communications as hard copies via fax, mail or other means. The Trust confirms that it has provided the Portfolio Manager with at least one valid electronic mail address where Account Communications can be sent. The Trust acknowledges that the Portfolio Manager reserves the right to distribute certain Account Communications via fax, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Trust may withdraw consent to electronic delivery at any time by giving the Portfolio Manager notice pursuant this Section 11.

12.      Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act.

The Trust acknowledges receipt of Part 2 of the Portfolio Manager Form ADV, copies of which have been provided to the Trust’s Board of Trustees.

Portfolio Manager is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolio. Portfolio Manager further agrees that it will not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Trust, or from the Trustees of the Trust or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

Pacific Investment Management Company LLC

By:	/s/ Robert O. Young
Name: Robert O. Young
Title: Managing Director

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

The HC Capital Trust
(on behalf of The Institutional International Equity Portfolio)

By:	/s/ Mark Hausmann
Name: Mark Hausmann
Title: Assistant Treasurer

SCHEDULE A

FEE SCHEDULE

HC CAPITAL TRUST

The Institutional International Equity Portfolio

(Account #11651)

December 15, 2020

Following is the schedule of annual fees for advice and counseling services performed by the Portfolio Manager with respect to the assets of the Account.

0.39% on all assets

Fees are payable monthly in arrears and are computed based on the market value of the Account as reported on the custodian’s statement at the end of the billing period prorated for contributions or withdrawals in accordance with Portfolio Manager’s standard policy, which currently provides for adjustments of daily net flows in excess of 1% of the account market value when calculating fees under this Agreement. Portfolio Manager may periodically re-evaluate its standard policy and reduce or increase the percentage threshold for cash flow proration.

Fees shall be payable by the Trust within 30 calendar days of receipt of an invoice. In the event of the termination of the Agreement, any outstanding invoice(s) shall become immediately payable by the Trust as well as the final fees upon receipt of the invoice for such fee.

Fees shall be prorated on a daily basis when the Account is under the supervision of the Portfolio Manager for a portion of any quarter except that in the event services are terminated in the first three months, the Account shall be liable for the first three months’ fees.

The Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are subject to advice by the Portfolio Manager.

The Trust shall be responsible for the payment of any value-added, withholding or other applicable tax, if any, that may be assessed, due or owed in connection with payment of the management fee hereunder. To the extent applicable, if any such taxes are assessed, due or owed by the Trust in connection with the Trust’s payment of the Portfolio Manager’s fee, the Trust will pay such amounts as required and will otherwise hold the Portfolio Manager harmless for the payment of such taxes.